Exhibit 4.2

Execution Version

TENTH SUPPLEMENTAL INDENTURE

between

HERCULES CAPITAL, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of February 10, 2026

TENTH SUPPLEMENTAL INDENTURE

THIS TENTH SUPPLEMENTAL INDENTURE (this “Tenth Supplemental Indenture”), dated as of February 10, 2026, is between Hercules Capital, Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of March 6, 2012 (the “Base Indenture” and, as amended and supplemented by this Tenth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

The Company previously entered into the First Supplemental Indenture, dated as of April 17, 2012, the Second Supplemental Indenture, dated as of September 24, 2012, the Third Supplemental Indenture, dated as of July 14, 2014, the Fourth Supplemental Indenture, dated as of October 23, 2017, the Fifth Supplemental Indenture, dated as of April 26, 2018, the Sixth Supplemental Indenture, dated as of September 24, 2018, the Seventh Supplemental Indenture, dated as of September 16, 2021, the Eighth Supplemental Indenture, dated as of January 20, 2022 and the Ninth Supplemental Indenture, dated as of June 16, 2025 (collectively, the “Prior Supplemental Indentures”), each of which amended and supplemented the Base Indenture. The Prior Supplemental Indentures are not applicable to the Notes (as defined below).

The Company desires to issue and sell $300,000,000 in aggregate principal amount of the Company’s 5.350% Notes due 2029 (the “Notes”).

Sections 9.01(iv) and 9.01(vi) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 3.01 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this Tenth Supplemental Indenture to provide for the issuance of the Notes and amendment of certain provisions of the Base Indenture as herein provided and all acts and things necessary to make this Tenth Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

TERMS OF THE NOTES

Section 1.01 Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) The Notes shall constitute a series of Senior Securities having the title “5.350% Notes due 2029.” The Notes shall bear a CUSIP number of 42711MAA1 and an ISIN number of US42711MAA18.

(b) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06, 11.07 or 13.05 of the Base Indenture, and except for any Securities that, pursuant to Section 3.03 of the Base Indenture, are deemed never to have been authenticated and delivered under the Indenture) shall be $300,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c) The entire outstanding principal of the Notes shall be payable on February 10, 2029, unless earlier redeemed or repurchased in accordance with the provisions of this Tenth Supplemental Indenture.

(d) The rate at which the Notes shall bear interest shall be 5.350% per annum (the “Applicable Interest Rate”). The date from which interest shall accrue on the Notes shall be February 10, 2026, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be February 10 and August 10 each year, commencing August 10, 2026 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including February 10, 2026, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be January 26 or July 26 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any, on) and any such interest on the Notes will be made at the Corporate Trust Office of the Trustee or at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e) The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Tenth Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Base Indenture.

(f) The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g) The Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Sections 10.06, 10.08 and 10.09 of the Indenture.

(h) The Notes shall be redeemable pursuant to Section 11.01 of the Base Indenture and as follows:

(i) Prior to January 10, 2029, (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but not including, the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

(ii) Notwithstanding the foregoing, on or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(iii) For purposes of calculating the Redemption Price in connection with the redemption of the Notes, on any Redemption Date, the following terms have the meanings set forth below:

(1) “Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(iv) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee shall have no duty to calculate the Redemption Price nor shall it have any duty to review or verify the Company’s calculations of the Redemption Price.

(v) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.

(vi) Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Indenture and the Investment Company Act, to the extent applicable.

(vii) If the Company elects to redeem only a portion of the Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair and subject to and otherwise in accordance with the procedures of the applicable depository. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Notes are held by DTC, the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

(viii) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption hereunder.

(i) The Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.

(j) The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(k) Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity other than in accordance with Article Thirteen of the Indenture.

(l) The Notes are hereby designated as “Senior Securities” under the Indenture.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding the following defined terms to Section 1.01 in appropriate alphabetical sequence, as follows:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or

(3) the approval by the Company’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any Subsidiary of the Company, 50% or more of the outstanding equity interests of which are owned by the Company and its direct or indirect Subsidiaries and of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof for purposes of transfer, registration, surrender or presentment only is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Hercules Capital, Inc. (5.350% Notes due 2029), and for all other purposes is located at 60 Livingston Ave, Saint Paul, MN 55107, Attention: Hercules Capital, Inc. (5.350% Notes due 2029), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any statute successor thereto.”

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or the equivalent rating under any successor rating categories of Moody’s) and a rating of BBB- or better by Fitch (or the equivalent rating under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Permitted Holders” means (i) the Company or (ii) one or more of the Company’s Controlled Subsidiaries.

“Rating Agency” or “Rating Agencies” means:

(1) each of Moody’s and Fitch; and

(2) if either of Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or Fitch, or both, as the case may be.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the date of this Indenture (but excluding any Subsidiary which is (a) a non-recourse or limited recourse Subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with the Company for purposes of GAAP).

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

ARTICLE III

SECURITIES FORMS

Section 3.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Two of the Base Indenture shall be amended by adding the following new Section 2.04 thereto, as set forth below:

“Section 2.04. Certificated Notes. Notwithstanding anything to the contrary in the Indenture, Notes in physical, certificated form will be issued and delivered to each person that the Depositary identifies as a beneficial owner of the related Notes only if:

(a)	the Depositary notifies the Company at any time that it is unwilling or unable to continue as depositary for the Notes in global form and a successor depositary is not appointed within 90 days;

(b)	the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

(c)	an Event of Default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.”

ARTICLE IV

EXECUTION OF SECURITIES

Section 4.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 3.03 of the Base Indenture shall be amended by replacing the first paragraph thereof with the following:

“The Securities shall be executed on behalf of the Company by any one of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or one of its Co-Presidents and attested by its Secretary. The signature of any of these officers on the Securities may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Securities.”

ARTICLE V

REMEDIES

Section 5.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by replacing clauses (ii) and (iv) thereof with the following:

“(ii) default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its Maturity, including upon any Redemption Date or required repurchase date; or”

“(iv) the Company’s failure for 60 consecutive days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then Outstanding has been received to comply with any of the Company’s other agreements contained in the Notes or this Indenture; or”

Section 5.02 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by adding the following language as clause (ix):

“default by the Company or any of its Significant Subsidiaries, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding.”

Section 5.03 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.02 of the Base Indenture shall be amended by replacing the first paragraph of Section 5.02 with the following:

“If an Event of Default with respect to the Notes occurs and is continuing, then and in every such case (other than an Event of Default specified in Section 5.01(v) or 5.01(vi)), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable; provided that 100% of the principal of, and accrued and unpaid interest on, the Notes will automatically become due and payable in the case of an Event of Default specified in Section 5.01(v) or 5.01(vi) hereof.

Section 5.04 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.12 of the Base Indenture shall be amended by replacing clause (iii) thereof with the following:

“the Trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the Holders of Notes not consenting.”

ARTICLE VI

COVENANTS

Section 6.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 10.08 and 10.09 thereto, each as set forth below:

“Section 10.08 Section 18(a)(1)(A) of the Investment Company Act.

The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate (whether or not it is subject to) Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to the Company by the Commission (even if the Company is no longer subject to such provisions of the Investment Company Act).”

“Section 10.09. Section 18(a)(1)(B) of the Investment Company Act.

The Company hereby agrees that for the period of time during which the Notes are Outstanding, the Company will not violate Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act or any successor provisions thereto of the Investment Company Act, whether or not the Company is subject to such provisions of the Investment Company Act, and after giving effect to (i) any exemptive relief granted to the Company by the Commission and (ii) any no-action relief granted by the Commission to another business development company or to the Company if it determines to seek such similar no-action or other relief), except that the Company may declare a cash dividend or distribution, notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) and the definitional provisions of the Investment Company Act, but only up to such amount as is necessary in order for the Company to maintain its status as a regulated investment company under Subchapter M of the Code; provided, however, that the prohibition in this Section 10.09 shall not apply until such time as the Company’s asset coverage has been below the minimum asset coverage required pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act or any successor provisions thereto of the Investment Company Act (after giving effect to any exemptive relief granted to the Company by the Commission) for more than six (6) consecutive months.”

“Section 10.10 Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP, as applicable.”

ARTICLE VII

OFFER TO REPURCHASE UPON A CHANGE OF CONTROL REPURCHASE EVENT

Section 7.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Thirteen of the Base Indenture shall be amended by replacing Sections 13.01 to 13.05 with the following:

“Section 13.01 Change of Control.

If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its right to redeem the Notes in full, the Company shall make an offer to each Holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with this Section 13.01, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 13.01 by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly remit to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If any Repayment Date upon a Change of Control Repurchase Event falls on a day that is not a Business Day, then the required payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the time and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.”

ARTICLE VIII

CONSOLIDATION, MERGER, CONVEYANCE, OR TRANSFER

Section 8.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Eight of the Base Indenture shall be amended by replacing Section 8.01 with the following:

“Section 8.01 Company May Consolidate, Etc., Only on Certain Terms.

Unless otherwise provided in the terms of such Notes, the Company shall not merge or consolidate with or into any other Person (other than a merger of a wholly owned subsidiary of the Company into the Company), or sell, transfer, lease, convey or otherwise dispose of all or substantially all of the property of the Company (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions, unless:

(i) the Company is the surviving person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a statutory trust, corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

(ii) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(iii) immediately before and immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing; and

(iv) the Company and the successor Person have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this Article and that all conditions precedent herein relating to such transaction have been complied with.”

ARTICLE IX

MISCELLANEOUS

Section 9.01 This Tenth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This Tenth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of the Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, the imposed duties will control.

Section 9.02 In case any provision in this Tenth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.03 This Tenth Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Tenth Supplemental Indenture. The exchange of copies of this Tenth Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Tenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 9.04 The Base Indenture, as supplemented and amended by this Tenth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Tenth Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Tenth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Tenth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Tenth Supplemental Indenture.

Section 9.05 The provisions of this Tenth Supplemental Indenture shall become effective as of the date hereof.

Section 9.06 Notwithstanding anything else to the contrary herein, the terms and provisions of this Tenth Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Tenth Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 9.07 The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Tenth Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Tenth Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the date first above written.

HERCULES CAPITAL, INC.

By:	/s/ Seth H. Meyer
Name:	Seth H. Meyer
Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION , as Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Vice President

[Signature page to Tenth Supplemental Indenture]

Exhibit A – Form of Global Note

This Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Hercules Capital, Inc.

No.	$300,000,000
CUSIP No. 42711MAA1
ISIN No. US42711MAA18

5.350% Notes due 2029

Hercules Capital, Inc., a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of     U.S. DOLLARS (U.S.$    ) on February 10, 2029, and to pay interest thereon from February 10, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on February 10 and August 10 in each year, commencing August 10, 2026, at the rate of 5.350% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be January 26 and July 26 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Payment of the principal of (and premium, if any, on) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee or at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Attest

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

Hercules Capital, Inc.

5.350% Notes due 2029

This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 6, 2012 (herein called the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as amended and supplemented by the Tenth Supplemental Indenture relating to the Securities, dated as of February 10, 2026, by and between the Company and the Trustee (herein called the “Tenth Supplemental Indenture”; and together with the Base Indenture, the “Indenture”). In the event of any conflict between the Base Indenture and the Tenth Supplemental Indenture, the Tenth Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $300,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption pursuant to Section 11.01 of the Base Indenture and as follows:

Prior to January 10, 2029 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but not including, the Redemption Date, and

(ii) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

Notwithstanding the foregoing, on or after the Par Call Date, the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

For purposes of calculating the Redemption Price in connection with the redemption of the Securities, on any Redemption Date, the following terms have the meanings set forth below:

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee shall have no duty to calculate the Redemption Price nor shall it have any duty to review or verify the Company’s calculations of the Redemption Price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Securities to be redeemed. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Indenture and the Investment Company Act, to the extent applicable.

If the Company elects to redeem only a portion of the Securities of this series, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair and subject to and otherwise in accordance with the procedures of the applicable depository. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Securities are held by DTC, the redemption of the Securities shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption hereunder.

Holders will have the right to require the Company to repurchase their Securities upon the occurrence of a Change of Control Repurchase Event as set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing (other than Events of Default related to certain events of bankruptcy, insolvency or reorganization as set forth in the Indenture), the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. In the case of certain events of bankruptcy, insolvency or reorganization described in the Indenture, 100% of the principal of and accrued and unpaid interest on the Securities will automatically become due and payable.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, security, or both against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.